Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
      We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Medicis Pharmaceutical Corporation for the registration of its common stock for the merger with Inamed Corporation and to the incorporation by reference therein of our reports dated September 9, 2005, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation, Medicis Pharmaceutical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medicis Pharmaceutical Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Phoenix, Arizona
November 1, 2005